Exhibit (p)(5)

NOMURA ASSET MANAGEMENT U.K. LTD.

Insider Dealing Notice

and

Personal Account Dealing Rules

July 2008

Contents

a) Introduction

b) Insider Dealing Notice

(A) Securities Exchange Commission (SEC)

c) Personal Account Dealing Rules

A] Principles

B] Procedures

1.	Introduction
2.	Definitions
3.	Application
4.	Dealing Accounts
5.	Approval of Transactions
6.	Execution of Transactions
7.	Settlement
8.	Minimum Holding Period
9.	Stoplist and Watchlist

C] Prohibitions

I.	General
II.	Investments
III.	Specific Employees

D] Q&A

E] APPENDICES

Appendix 1: Authorisation for Personal Account Dealing

Appendix 2: Initial Holdings report

Appendix 3: Quarterly Transaction Reporting

a) INTRODUCTION

This notice draws your attention to Part V of the Criminal Justice Act 1993 (“the Act”) and to the Personal Account Dealing Rules of Nomura Asset Management U.K. Ltd (NAM UK).

You may not enter into a transaction for yourself, for a client, for the firm or for any other person when you have reason to believe that a breach of the Act, any other law, or the rules of any regulatory body may result.

It is important that you read this document carefully. If there is anything you do not understand, please contact the Compliance Department (‘Compliance’).

Please note that by signing and returning to Compliance the ‘Acknowledgement and Undertaking’ pertaining to the Compliance Handbook, you agree to observe the Act and the personal account transaction requirements set out in this Notice.

NAM UK attaches great importance to strict compliance with your undertaking. Please note that it is legally binding and will form part of your contract of employment. Any breach of the undertaking would constitute misconduct for the purposes of the disciplinary procedures as set out in the Nomura Employee Handbook and could lead to your dismissal without notice.

Other possible sanctions for breach include:

(i)	criminal penalties for an offence under the Act;

(ii)	the Financial Services Authority (FSA), the main regulatory agency for the UK securities industry, banning you from employment in that industry and, if you are an expatriate employee, a report being made to the relevant overseas regulatory body;

(iii)	if you are an FSA registered person, disciplinary action being taken against you by the FSA which may include the permanent withdrawal of your individual registration and a fine, or both;

(iv)	disciplinary action by any other relevant regulatory body;

(v)	a court awarding damages against you for losses suffered as a consequence of you acting in breach of the undertaking. Such losses could include loss of profits caused by loss of reputation; and

(vi)	a transaction being effected to reverse any unsettled transaction. In that event, any gain will be given to charity and you will bear any loss.

b) INSIDER DEALING

PART V OF THE CRIMINAL JUSTICE ACT 1993: NOTICE TO EMPLOYEES

Under the rules of the FSA, we are required to provide you with a brief summary of the Insider Dealing Regulations.

The Insider Dealing provisions contained in Part V of the Criminal Justice Act 1993 [“the Act”] are complex, and if you would like fuller details or are in any doubt whether a particular transaction would be prohibited, you should consult Compliance.

The Act applies to all securities traded on a regulated market (which currently includes all EU stock exchanges, LIFFE, OMLX and NASDAQ), and to warrants and derivatives (including index options and futures) relating to these securities (even if these warrants and derivatives are “over the counter” or otherwise not publicly traded).

In broad terms, and subject to the exemptions provided by the Act, the Act makes it a criminal offence, with a maximum penalty of 7 years imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities (including warrants or derivatives relating to them) on a regulated market; or with or through a professional intermediary; or by acting himself as a professional intermediary. Securities are “price-affected” if the inside information, if made public, would be likely to have a significant effect on the price of the securities. This applies to all companies’ securities affected by the information, whether directly or indirectly (for example, competitors of a company about to bring out a new product).

The Act applies whether you deal as part of your employment or on your own account. It also covers information which you obtain directly or indirectly from an insider, whether or not in the course of your employment, e.g. by social contacts.

If you are precluded from dealing, normally you are also prohibited from dealing on behalf of the firm or a client (except perhaps on an unsolicited basis) and from procuring or encouraging another person to deal in the price-affected securities (whether or not the other person knows that they are price-affected) and from passing the inside information to another person other than in the proper performance of your employment.

It is possible for a transaction which involves insider dealing to constitute an offence otherwise than under the insider dealing provisions of the Criminal Justice Act. (In particular, under section 119 of the Financial Services and Markets Act 2000, the FSA have created a Code of Market Conduct. This establishes a market abuse regime, one of the categories being ‘misuse of information’, which could apply to an insider dealing transaction. For further details of the regime, refer to the Compliance Manual, Chapter 15.)

A] Securities Exchange Commission (“SEC”)

NAM UK is registered with the SEC as an Investment Adviser and therefore has to pay due regard to certain rules and regulations imposed by the SEC. In particular, NAMUK are required to abide the Investment Advisors Act 1940, Code of Ethics Rule 204-a(1) which requires investment advisers to:-

•	Periodic reporting and review of all “access person’s” personal securities transactions and holdings to the adviser’s chief compliance officer.

•

Therefore you are required to declare all personal account holdings at the beginning of your employment. This should be done no later than 10 calendar days after joining Nomura. The information supplied should be no more than 45 days old. (please see Appendix 3)

•	Thereafter quarterly transaction reporting to be provided within 30 calendar days of quarter end. (please see Appendix 4)

and

•	Annual declarations of holdings to be provided within 30 calendar days of the request by compliance, for which the information should be no more than 45 days old.

c) PERSONAL ACCOUNT DEALING RULES

A]	PRINCIPLES

1.	At all times, the interests of Nomura’s customers must take priority over the personal investment interests of employees.

2.	Dealing solely on the basis of unpublished tips or rumours is strongly discouraged. Employees may subsequently have difficulty explaining their actions to a regulatory authority or their employer.

3.	The reputation of the Nomura Group must not be put at risk in any investment transaction by an employee. Action that may be harmful to the Group’s reputation or that could give rise to criticism is expressly forbidden.

4.	Employees should ensure that their investment transactions are in keeping with their financial circumstances. Employees are not permitted to enter into transactions that create unlimited liability.

5.	Care should be taken by employees to avoid personal transactions interfering or conflicting with the proper performance of their duties of employment.

6.	PA dealing should be for investment purposes rather than for speculation. Short term investment holding periods (less than 3 months) are discouraged.

7.	An employee of Nomura who is himself precluded by these rules from entering into a transaction shall not (otherwise than when acting properly during the course of his employment with the firm):

(i)	counsel or procure another person to enter into such a transaction either on behalf of the employee or any other person; and

(ii)	communicate any information or opinion to any other person if he knows, or has reason to believe, that that person or some other person will, in consequence, enter into such a transaction or counsel or procure any other person to do so either on behalf of the employee or any other person.

8.	Expatriate employees will be subject to their own local PA Dealing rules as well as NAM UK’s.

9.	Compliance retain the right to refuse employees permission to conduct a PA trade without providing a reason for the refusal. No reason for refusal will be given if in the opinion of Compliance the explanation would result in a breach of commercial confidentiality.

B]	PROCEDURES

1.	Introduction

ANY EMPLOYEE HAVING ANY DOUBT AS TO WHETHER ANY PROPOSED TRANSACTION COMPLIES WITH THE PERSONAL ACCOUNT DEALING RULES SHOULD CONSULT COMPLIANCE IN ADVANCE.

Expatriate employees are reminded that in addition to these rules, the Personal Account Dealing Rules of their local Nomura Company continue to apply to them and take precedence over these rules. Similarly, employees seconded to other Nomura companies remain bound by these PA Dealing Rules.

2.	Definitions

Employee

All references to “employee” include:

•	Salaried employee of NAM UK;

•	Temporary member of staff;

•	Short or long term contractor; and

•	Secondee from another company (inside or outside of the Nomura Group).

Dealing

References to dealing by an employee include dealing for his own account or:

(i)	dealing in his capacity as a personal representative or executor (or other analogous position) of an estate or as a trustee of a trust in which estate or under which trust there is a significant interest held by the employee, or any associate of the employee, or any company or partnership controlled by him or an associate; or

(ii)	otherwise dealing in his capacity as a personal representative or executor (or other analogous position) or as a trustee unless he is acting or relying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances; or

(iii)	dealing for the account of, or providing investment advice to, another person unless he does so in the course of his employment with the firm.

Investment

These rules apply to all transactions in “investments” within the definition of the Financial Services and Markets Act 2000. These are, broadly, the following:

(i)	stocks and shares of UK and non-UK companies;

(ii)	debentures, CDs, bonds;

(iii)	UK or overseas government or public authority securities;

(iv)	debt or equity warrants;

(v)	ADRs, convertible bonds;

(vi)	units in a collective investment scheme (e.g. unit trusts);

(vii)	options;

(viii)	futures, including forward currency contracts (but excluding spot currency contracts);

(ix)	contracts for differences, swaps;

(x)	long-term insurance contracts within the meaning of the Insurance Companies Act 1982; and

(xi)	rights to, or interests in, the above.

Transaction

Any purchase or sale of an investment effected through a verbal or written agreement, where ownership of the investment is transferred and consideration is given.

This includes transactions undertaken through PEPs, IRAs, ISAs, SIPP’s, cash management accounts or any type of investment vehicle falling within the scope of these rules.

3.	Application of Rules

3.1	Employees and family

These rules apply to all employees, their spouses, co-habitee partners and children under 18. No other family members or other relationships are subject to the rules.

Employees shall take all reasonable steps to ensure that any person connected to them as described above complies with these rules when, that person transacts investment business for his own account. Such transactions are notified to Compliance.

An employee with a spouse or co-habitee partner who is subject to the PA Dealing rules of another financial institution should notify Compliance so that arrangements can be made to avoid any conflicts between that institution’s rules and those of NAM UK.

3.2	Exceptions

The PA Dealing Rules do not apply to an employee where any transaction is entered into on his behalf but without prior communication with him by a person in the exercise of:

(i)	a power of sale or foreclosure, a power to invest or vary investments or any other power confined by any mortgage, charge or other security which the employee has created in good faith or which arises over any investment or other property belonging to or held by him; or

(ii)	a power to liquidate or close out any positions or contract of the employee which is conferred by any agreement for the purchase of an investment on margin that the employee has entered into in good faith.

4.	Dealing accounts

Any employee wishing to transact a personal account deal must obtain the prior approval of Compliance.

It is a requirement that staff request their broker to send a duplicate copy of all contract notes directly to Compliance for control purposes.

Gold cards and other investment facilities provided by other firms as part of multi-service banking packages also fall within the provisions of the foregoing paragraph and of Section 5 below.

5.	Approval of transactions

5.1	General

Except for those transactions referred to in Section 5.2, prior consent for any investment transaction by an employee must be obtained, firstly from your relevant Head of Department and then from Compliance, through the completion of an “Authorisation for Personal Dealing” form (Appendix 1). All consents given are generally only valid for two working days from the time of approval by Compliance (see Section 5.4).

Compliance approval is compulsory for all personal trades and can be obtained from any member of the Compliance Department.

Where permission is required, it extends to making any formal or informal offer to buy or sell; taking up rights on a rights issue; exercising conversion or subscription rights; exercising an option; and buying or selling an investment under any offer, including a take-over or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned.

‘The Japan Fund’:

With effect from June 2008 NAM USA has been selected to replace Fidelity as the investment adviser to ‘The Japan Fund’, a US registered mutual fund. This means that the fund is now considered an “affiliated” fund under US regulations.

With effect from June 2008 any NAM UK employee wishing to carry out personal transactions in ‘The Japan Fund’ must obtain prior approval from both NAM UK and NAM USA Compliance.

The “Authorisation for Personal Dealing” form (Appendix 1) should be completed in the usual way, authorised by the employee’s line manager and handed to NAM UK Compliance. NAM UK Compliance will contact NAM USA Compliance to obtain permission and only when permission has been granted from both compliance departments and the authorised form handed back to the employee, may the deal go ahead. The standard 48 hour permission window applies.

Any transactions in the Japan Fund must be recorded on the employee’s quarterly transaction return (please see Appendix 4), and any holdings in the fund must be recorded on the employee’s annual declaration of holdings.

5.2	Exceptions

A] NO CONSENT REQUIRED

Employees have general permission (and therefore need not obtain specific prior consent) to effect the purchase or sale of the following.

(i)	Units in a collective investment scheme within the meaning of the Financial Services and Markets Act 2000 (e.g. unit trusts, open ended investment companies) other than those in which a Nomura group company acts as a manager, trustee, investment adviser or distributor.

NB—investment trusts are not collective investment schemes.

(ii)	Investments through a previously authorised external discretionary account (including discretionary PEPs and discretionary ISAs).

(iii)	Long term insurance contracts within the meaning of the Insurance Companies Act 1982.

(iv)	Life or pension policies.

This list may be expanded from time to time to include different classes of investment or specific investments.

B] NO CONSENT, HOWEVER DISCLOSURE REQUIRED

Employees are not required to obtain permission, but must inform Compliance in writing (e.g. by e-mail) IN ADVANCE in the following circumstances.

(i)	Take-up of a rights issue to existing shareholders (however no disclosure is required if the rights are not taken up).

(ii)	Compulsory sale (for example, where a company is taken over and de-listed).

(iii)	Where the employee is the beneficiary of a trust. (A periodic (e.g. quarterly) declaration of transactions is required).

Please note that the minimum holding period (as contained in Section 8, below) applies to these trades. Compliance advice should be sought if the employee is unsure as to which holding period is relevant.

5.3	Head of Department Approval

For the purposes of these Personal Account Dealing Rules, your Head of Department is the person to whom you report. If you are in doubt as to whether an individual is authorised to approve your personal account transactions or external dealing accounts, please check beforehand with Compliance. In respect of his own personal investment transactions, a Head of Department should obtain the permission of an Executive Officer of NAM UK and Compliance Dept. Managing Directors and above need only obtain the approval of Compliance.

5.4	Approval Time Period

Generally, if the proposed deal is not conducted in the two day time period, then the approval will expire. If the deal is to be completed at a later date, the employee must complete a new “Authorisation for Personal Dealing” form, prior to dealing, or obtain a signed declaration on the original form from Compliance.

Exceptions

Initial Public Offering (“IPO”)

Where an employee subscribes to an IPO, approval is required prior to the subscription. The time period restriction is waived where the period between subscription and allocation is greater then two days. However, in all circumstances, the employee must furnish Compliance with the following:

•	An indication of the IPO timetable (accompanying the approval form) indicating (e.g.) subscription period, allocation date, initial price (if known) and first trading day (if known);

•	Where the proposed subscription was not effected, a note to this effect; and

•	If the proposed subscription was not taken up in its entirety (i.e. was downsized at allocation).

All information must be forwarded to Compliance as soon as is reasonably practicable.

Index Options

Subject to the prior approval of Compliance and the relevant Head of Department, employees may obtain a limited general permission to deal, during a three month period and up to an agreed monetary limit, in traded index options.

Informal Offer

Where an informal offer to deal is made, the time period may be waived. However, additional approval is required (using the approval form) if and when the offer is formalised.

Other Exceptions

Compliance may increase the time period if the circumstances dictate this course of action to be appropriate. This decision will be taken on a case by case basis.

6.	Execution of Transactions

After consent has been obtained for a transaction in accordance with Section 5, it is your responsibility to arrange for its execution within two working days from the time of approval by Compliance (subject to the exceptions contained in Section 5.4).

In respect of transactions through any external account, you must inform the firm concerned that you are an employee of NAM UK, which is regulated by the FSA, and that NAM UK has permitted the transaction. It is a condition of NAM UK’s permission for the maintenance of such accounts that the firms concerned send to Compliance directly, copies of contract notes relating to transactions over the accounts.

Where the nature of the transaction is such that a contract note would not normally be issued (e.g. application for, and allotment of, securities pursuant to a public offer), equivalent confirmatory documentation should be provided to Compliance where possible (e.g. copies of renounceable letters of allotment).

7.	Settlement

All trades must be settled in full within the settlement period.

8.	Minimum Holding Period

The frequent buying and selling of investments is discouraged and the following minimum holding periods shall be enforced.

1.	Subject to 2-4, below, All investments are subject to a minimum one month holding period.

2.	Where investments are held in client portfolios, they shall be subject to a minimum three month holding period.

3.	A minimum three month holding period will also be applied to transactions where the employee is responsible for researching the intended investment. For example, a consumer analyst purchasing shares in Marks & Spencer would be subject to a minimum three month holding period irrespective of whether the stock is held in a client portfolio.

4.	Initial Public Offerings (IPOs) are not subject to any minimum holding period.

The above holding periods are the minimum applicable periods and Compliance Department reserve the right to impose a holding period of greater duration if deemed necessary. Compliance will note the minimum retention period on each PA dealing form.

Compliance Department will also monitor the volume and frequency of deals and report to the relevant Departmental Heads should individual activity become excessive.

Day trading is prohibited in all circumstances.

9.	Stoplist and Watchlist

It may occasionally be necessary to prohibit dealings in certain securities where other Nomura companies have a large position or are dealing on an investment banking transaction. Compliance will provide details to staff where necessary.

C]	PROHIBITIONS

I.	General

IF AN EMPLOYEE IS PRECLUDED FROM ENTERING INTO A TRADE FOR HIS/HER OWN ACCOUNT, THE EMPLOYEE MUST NOT:

•	PROCURE ANY OTHER PERSON TO ENTER INTO SUCH A TRANSACTION; OR

•

COMMUNICATE ANY INFORMATION OR OPINION TO ANY OTHER PERSON IF HE/SHE KNOWS, OR OUGHT TO KNOW, THAT THE PERSON WILL, AS A RESULT, ENTER INTO SUCH A TRANSACTION, OR COUNSEL OR PROCURE SOME OTHER PERSON TO DO SO.

II.	Investments

1.	Without exception, employees are not permitted to conduct the following :-

(i)	enter into OTC options;

(ii)	enter into futures transactions;

(iii)	enter into any transaction that creates unlimited liability;

(iv)	enter into “short” positions;

(v)	enter into swap transactions;

(vi)	conduct ‘day trading’ deals (selling investments bought in the same day);

(vii)	buy and sell securities with excessive frequency and in a speculative manner;

(viii)	write put options or uncovered call options;

(ix)	deal in Nomura OTC Structured Products.

(x)	Spread betting on any financial index, security or investment

N.B. bona fide “bed and breakfast” bargains will be allowed.

2.	Employees may not deal in an investment where they know or should know that NAM UK or another Nomura Group company intends to publish a recommendation or a piece of research or analysis in respect of that investment or any related investment which may reasonably be expected to affect the price of that investment.

3.	Employees may not deal in any securities of a company when they know or should know that NAM UK or another Nomura Group company has, or expects to have, an actual or contingent substantial long or short position in any securities of that company.

4.	No employee should enter into a transaction in an investment if he knows or should know that the transaction will, or is likely to, either:

(i)	have a direct adverse affect on the particular interests of any customer or of NAM UK; or

(ii)	involve him in a conflict between his interests and the interests of NAM UK’s customers, or his duty to any of NAM UK’s customers.

5.	Employees may not enter into any wager or gaming contract the outcome of which is dependent on any financial index, security or investment.

6.	No employee may deal directly with a customer of a Nomura Group company for his own account (except through an authorised external account) without the express written permission of the relevant Head of Department and of Compliance. Such permission will only be given in exceptional circumstances.

7.	No employee or connected person may participate in an investment club or similar investment group. (However, participation in an investment forum, where no collective investments are made, is permitted.)

8.	As a result of the leveraged nature of warrants, they are inherently more volatile than the underlying securities. Employees are advised to consider their position very carefully before they decide to purchase warrants. Compliance may refuse permission to deal in warrants at their absolute discretion.

9	A list of prohibited securities is retained by Compliance and will be referred to upon each application to deal by an employee (see Part B], Section 9.).

Dealing will not be permitted in securities of companies about which NAM UK:

(i)	has or expects to have confidential information; or

(ii)	is about to publish, or has just published, a research document making a recommendation or changing a previously held view.

A prohibition may be placed on transactions for a period of at least 5 days before, and at least 48 hours after a research recommendation has been published (the precise period to be determined by Compliance).

10.	Transactions in the shares and other securities of the Nomura Securities Co., Ltd may at any time be prohibited, restricted or cancelled without notice. No purchase will be permitted for 2 months prior to the announcement of the semi-annual and annual results and no sale will be permitted during those periods save in exceptional circumstances.

11.	Further prohibitions may be imposed at the absolute discretion of Compliance on dealings in the securities of companies to which NIplc is appointed broker or adviser or with which any Nomura Group company is otherwise involved, and new issues managed or underwritten by a Nomura Group company. In particular, no Personal Account dealings in new bond issues will be allowed until after the payment date unless a specific exception has been made.

12.	Compliance can at their absolute discretion refuse authorisation to conduct a Personal Account trade without providing any explanation to the employee. This decision will invariably be made to protect the interests of one or more of NAM UK, its clients and its employees.

III.	Specific Employees

Employees who control dealing books or client portfolios may be restricted in dealing in securities or related securities of which the book or portfolio is comprised.

In relation to SEC regulations, all staff at NAM UK are considered to be access persons.

D] Q & A

Q I have bought a custom built BMW Z4 from a dealer in Germany. Delivery and payment will take place in 6 months. To make certain of the sterling price I will pay, I wish to effect a forward currency transaction, selling £ and buying Euros in 6 months time. Additionally, I am going to Thailand on holiday next week and intend purchasing my Baht in Thomas Cook on Cheapside. Do I need to obtain approval or declare these transactions?

A The forward transaction requires PRIOR APPROVAL. Forward foreign exchange is an ‘investment’, as defined in Section 2 of the PA Dealing Rules. However, a spot foreign exchange transaction is not an ‘investment’, therefore no disclosure or approval is required for your holiday money.

Q I have an account with Sporting Index. I wish to ‘buy goals’ in the North London derby. The spread is 2.3 – 2.7. Do I need to declare/obtain approval?

A No. Spread betting on sporting events is not a financial instrument. For the purposes of the PA Dealing Rules, there is no distinction between this type of spread betting and ‘traditional’ gambling.

Q City Index have a promotion involving a free spread bet relating to the position of the FTSE-100 in one week’s time. Even though the spread is relatively large, I reckon the index value will fall significantly and would therefore like to place a ‘sell’ bet. I would then leave the account idle and would not do another spread bet, as I generally find them too risky. Do I have to declare the bet?

A STOP RIGHT THERE! Financial index bets are prohibited under Part C, Section II 5 of the PA Dealing Rules. Making this punt constitutes a breach of the PA Dealing Rules, and may result in disciplinary action being taken.

Q I have recently moved in with my girlfriend of 4 weeks. She is the trustee of a trust set up for her nephew, who is 5 years old. She transacts equities and unit trusts, receiving advice from a financial adviser but retaining the decision making.

Additionally, our flat mate is the beneficiary of a trust, and is also part of an investment club, which I am thinking of joining. Do I need to declare/obtain approval for any of these activities?

A You need to obtain approval for the equity transactions (but not the unit trusts – Section 5.2) made by your girlfriend, since the rules apply to her (Section 3.1) and dealing as a decision making trustee is ‘dealing’ (Section 2). The beneficiary does not necessarily need to be a relative or a minor, and the length of your relationship with your girlfriend is not an issue – co-habitation is the criteria. If your girlfriend is an employee of a firm with PA dealing rules, then Compliance should be consulted, to ensure there are no inconsistencies.

The Rules do not extend to flat-mates (Section 3.1), and so her activities do not need to be disclosed/declared. However, your participation in the investment club would be prohibited (Part C, Section I.7.)

Q My aunt owns 400 shares in Fiery Phoenix Telecommunications Plc. She has decided to give them to me, as a gift (i.e. I do not need to pay for them). The shares will be registered in my name, and a broker will not be used. Do I need to obtain approval?

A Yes. Consideration is not required for this transfer to qualify as ‘dealing’, as defined in Section 2. If you are a telecommunications analyst, or the stock is held in a client portfolio, the holding period is increased from 1 to 3 months.

Q I have an account at the Basildon and Pitsea Building Society, which is about to de-mutualise, and become a FTSE-100 listed Plc. I have been allocated 200 free shares. Additionally, they are offering me an extra 50 shares at the IPO price. Do I need to disclose/obtain approval?

A You need to disclose the free shares (Section 5.2) and obtain approval for the acceptance of the offer.

Appendix 1

AUTHORISATION FOR PERSONAL ACCOUNT DEALING

Employee Name:	Date:
Security: (exact name)
Quantity:	Buy / Sell:
If sale, when did purchase occur?

Minimum Holding Period (See Section B8):
1 Month	Tick	IPO (no limit)	Tick	Other (please specify)	specify

I confirm that:

(In the case of a purchase) the necessary funds are available

(In the case of a purchase of partly paid stock) the funds are available for futures calls

(In the case of a sale) the stock is available for delivery

(In the case of a switch) the sale settlement will be made before or at the same time as the purchase.

I confirm that I am an employee, as defined in Section 2 of the Personal Account Dealing Rules, of Nomura Asset Management UK Ltd. (NAM UK) and have read and understood the current Insider Dealing Notice and Personal Account Dealing Rules of NAM UK.

Employee signature:

Approved by Head of Department	Approved by Compliance Department
Signed:	Signed:
Print Name:	Time:
Date:	Date:

NB: This approval is valid for two working days. Should you wish to effect the transaction after expiry, re-approval must be sought from the Compliance Department.

APPENDIX 2

NOMURA ASSET MANAGEMENT U.K. LIMITED

INITIAL HOLDINGS REPORT

As an alternative to completing the tables below, you may attach a copy of your most recent brokerage statements, provided that the information is current, and the statements include ALL of your securities holdings and open brokerage accounts.

Any holdings and/or accounts not reflected in these statements must be noted below.

The following is a list of all my personal securities holdings, including holdings in my personal brokerage accounts, in any account in which I have direct or indirect beneficial interest, and in any account over which I have investment discretion or provide investment advice.

Security Description	Symbol /Stock Code	Number of Shares Held	Current Principal Amount of the Security	Name of Broker / Dealer or Bank	Account Number

The following is a list of all brokerage accounts currently established for myself, my spouse, domestic partner, minor children, and any family member living in my residence, and for any other account in which I have Beneficial Ownership or for which I have investment discretion.

Broker Name and Address	Account Number	Name on the Account

Signature	Date

Printed Name

PLEASE RETURN THIS FORM TO THE COMPLIANCE DEPARTMENT

APPENDIX 3

NOMURA ASSET MANAGEMENT U.K. LIMITED. REPORT OF SECURITIES TRANSACTIONS

For calendar quarter ended:

Employee Name:

Date	Security	Number of shares	Buy/Sell	Broker	Prior Approval By

The above is a record of every transaction in a security which I had or by reason of which I acquired any direct or indirect beneficial ownership.

This report shall not be construed as an admission by me that I have acquired any direct or indirect beneficial ownership in the securities involved in the transactions reported.

NB: If the transaction is other than a purchase or sale, explain the transaction below.

Signed			Date